UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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MRC GLOBAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MRC GLOBAL INC.

AMENDMENT TO PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 6, 2021

The date of this Amendment is April 7, 2021

The following information supplements and amends the Definitive Proxy Statement on Schedule 14A filed by MRC Global Inc. (the “Company”) with the U.S. Securities and Exchange Commission on March 24, 2021 (the “Original Filing”) in connection with the Company’s Annual Meeting of Stockholders to be held on May 6, 2021 (the “Annual Meeting”), and should be read together with the Original Filing. Other than as set forth below, no changes have been made to the Original Filing.

The purpose of this filing is to clarify that “net debt” and related leverage metrics may be considered non-GAAP financial measures and include definitions of and other information regarding the disclosure of net debt and leverage as well as a reconciliation of net debt, each of which were inadvertently omitted from the Original Filing. Investors are encouraged to review the information provided below, in connection with the Company’s disclosures contained within the Compensation Discussion and Analysis section of the Original Filing.

Revisions to the Letter from our Chairman

The following text amends and restates the second and third bullet points in the fourth full paragraph on the second page of the letter from our Chairman, Rhys J. Best:

•

Reduced total long-term debt (including current portion) by 30% from $551 million to $383 million and reduced net debt by 49% from $519 million to $264 million (see the footnote on page 6 regarding net debt, which may be a non-GAAP measure)

•	ended the year with a leverage ratio of 2.7x (see the footnote on page 6 regarding the leverage ratio, which may be a non-GAAP measure)

Revisions to Proxy Summary — 2020 Financial and Operational Highlights

The following text amends and restates the first and third bullet points in the table under the heading “Proxy Summary — 2020 Financial and Operational Highlights — Financial and operational highlights from fiscal year 2020 include:” on page 5 of the Original Filing:

•	Reduced total long-term debt (including current portion) by 30% from $551 million to $383 million and reduced net debt by 49% from $519 million to $264 million*

•	Ended the year with a leverage ratio of 2.7x*

*

Net debt and related leverage metrics may be considered non-GAAP measures. We define net debt as total long-term debt, including current portion, minus cash. We define our leverage ratio as net debt divided by adjusted EBITDA (as defined above). We believe net debt is an indicator of the extent to which the Company’s outstanding debt obligations could be satisfied by cash on hand and a useful metric for investors to evaluate the Company’s leverage position. We believe the leverage ratio is a commonly used metric that management and investors use to assess the borrowing capacity of the Company. We believe total long-term debt (including the current portion) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to net debt.

The following table reconciles total long-term debt (including current portion), as derived from our consolidated financial statements, with net debt (in millions) and shows the calculation of our leverage ratio:

	Year Ended December 31,
	2020		2019
Long-term debt, net	$379		$547
Plus: current portion of long-term debt	4		4

Total long-term debt	383		551
Less: cash	119		32

Net debt	$264		$519

Net debt	$264		$519
Adjusted EBITDA	97		201

Leverage ratio	2.7	x	2.6	x

Revisions to Compensation Discussion and Analysis

The following text amends and restates the second and third bullet points in the seventh paragraph under the heading “Compensation Discussion and Analysis — Executive Summary” on pages 40 and 41 of the Original Filing:

•

reduced total long-term debt (including current portion) by 30% from $551 million to $383 million and reduced net debt by 49% from $519 million to $264 million (see the footnote on page 6 regarding net debt, which may be a non-GAAP measure).

•	ended the year with a leverage ratio of 2.7x (see the footnote on page 6 regarding leverage ratio, which may be a non-GAAP measure)

The following text amends and restates the third bullet point in the third full paragraph on page 62 of the Original Filing under the heading “Compensation Discussion and Analysis — 2018-2020 CEO Realized Pay vs. Summary Compensation Table Pay”:

•

During the Comparison Period, we generated $492 million of cash from operations. We used this cash to reduce our total long-term debt (including current portion) to $383 million and net debt[2] to $264 million while maintaining liquidity of $551 million and a leverage ratio[2] of 2.7x, each at the end of 2020.

[2]	See footnote on page 6 regarding net debt and related leverage metric, which may be non-GAAP measures.

Additional Information and Where to Find It

This material may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders in connection with the Annual Meeting. On March 24, 2021, the Company filed the Original Filing and definitive form of proxy card with the SEC in connection with its solicitation of proxies from the Company’s stockholders relating to the Annual Meeting. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ CAREFULLY THE PROXY MATERIALS, INCLUDING THE PROXY STATEMENT, THIS AMENDMENT AND THE 2020 ANNUAL REPORT, AS THEY CONTAIN IMPORTANT INFORMATION TO CONSIDER WHEN DECIDING HOW TO VOTE ON THE MATTERS BROUGHT BEFORE THE 2021 ANNUAL MEETING.

This amendment is also available electronically, together with our other proxy materials, at www.edocumentview.com/MRC. In addition, stockholders can access at no charge documents filed by the Company with the SEC, including the proxy statement and this amendment, at the SEC’s website at www.sec.gov.